Exhibit 99.1

Hatteras Financial Corp. Announces Second Quarter 2011 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)--July 26, 2011--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

  Net income of $1.04 per weighted average share
  Declared a $1.00 per share dividend
  Quarter end book value increased 2.3% to $26.72 per share
  Net return on average equity of 15.39%
  Average net interest spread of 1.97%
  Average debt-to-equity ratio of 6.7:1, ending the quarter at 7.4:1
  Annualized rate of scheduled and unscheduled principal repayments of 18.5%
  Annualized total expense ratio of 0.88% of average shareholders’ equity

Second Quarter 2011 Results

During the quarter ended June 30, 2011, the Company earned net income of $77.5 million, or $1.04 per diluted common share, compared to net income of $57.2 million, or $0.96 per diluted common share during the quarter ended March 31, 2011. Net interest income for the quarter ended June 30, 2011 was $77.6 million, compared to $61.1 million for the quarter ended March 31, 2011. The Company’s average earning assets increased to $15.0 billion for the second quarter of 2011 from $10.9 billion in the first quarter of 2011 as the Company deployed the proceeds from its common stock offerings completed in the first quarter of 2011. The Company’s net interest margin decreased to 1.97% for the second quarter of 2011 from 2.15% in the first quarter of 2011 as portfolio yield dropped and the Company’s cost of funds (including hedges) increased .01% to 1.06%. The Company’s average repurchase agreement (repo) rate decreased to 0.24% in the second quarter of 2011, from 0.30% in the first quarter of 2011, on all outstanding short-term (less than 30 days) repo positions. Operating expenses were $4.5 million for the second quarter of 2011 versus $3.9 million for the first quarter of 2011, but the annualized expense ratio dropped to 0.88% of shareholders’ equity based on average equity for the quarter ended June 30, 2011 from 1.03% for the prior quarter due to the increase in shareholder’s equity.

“We are very pleased with another strong quarter for Hatteras, ” said Michael R. Hough, the Company’s Chief Executive Officer, “especially in conjunction with the bond market rally in the second quarter that highlights the good timing of our first quarter capital raises. As a result of lower yields and higher premiums in mortgage-backed securities (“MBS”) available in the current market, investment opportunities today are not as attractive as they were earlier in the year, even as net interest margin opportunities remain wide. We continue to look for those opportunities that would prudently improve the Company on a long-term basis. While earnings remain attractive, we expect somewhat higher prepayments on some of our assets in the third quarter as a result of the decline in mortgage rates that occurred this spring.”

Dividend

The Company declared dividends of $1.00 per share of common stock with respect to the quarter ended June 30, 2011, which equaled the $1.00 per share dividend for the quarter ended March 31, 2011. Using the closing share price of $28.23 on June 30, 2011, the second quarter dividend equates to an annualized dividend yield of 14.2%.

Portfolio

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $16.4 billion at June 30, 2011, compared to $13.0 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 3.61% for the second quarter of 2011, compared to 3.69% for the first quarter of 2011, primarily reflecting lower reinvestment rates on new security purchases. The annualized yield on average assets declined to 3.03% for the second quarter of 2011, compared to 3.20% for the first quarter of 2011 as a result of recent bond purchases and prepayments. The annualized cost of funds on average liabilities (including hedges) was essentially unchanged from the prior quarter at 1.06% in the second quarter of 2011, compared to 1.05% in the first quarter of 2011. Although the Company benefitted from lower repo rates, this was offset by the addition of new interest rate hedges as the Company increased its notional amount outstanding during the quarter ended June 30, 2011.

At June 30, 2011 the Company’s portfolio of agency securities consisted of 6.0% adjustable-rate mortgages (“ARMs”) with 18 or fewer months to reset, 7.1% ARMs with 19 to 36 months to reset, 55.7% ARMs with 37 to 60 months to reset, 30.1% ARMs with 61 to 84 months to reset, and 1.1% ARMs with 85 to 120 months to reset. Of the Company’s total portfolio, 71.0% is supported by Fannie Mae and 29.0% is supported by Freddie Mac. At June 30, 2011, the weighted-average term to the next interest rate reset date was approximately 56 months, not adjusting for repayments.

During the second quarter of 2011, the expense of amortizing the premium on the Company’s securities was $17.8 million, compared to $12.9 million during the first quarter of 2011. The increase was primarily the result of a larger portfolio of agency securities. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the second quarter of 2011 was 18.5%, compared to 22.4% during the first quarter of 2011.

Portfolio Financing and Leverage

At June 30, 2011, the Company financed its portfolio with approximately $14.8 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s repo debt-to-shareholders’ equity ratio at June 30, 2011, was 7.4 to 1. During the quarter, the Company had an average debt-to-equity of 6.7 to 1 as proceeds from the March 18 common stock offering were invested. The Company’s repurchase agreements had a weighted-average term of approximately 24 days. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of June 30, 2011, the Company had in place interest rate swaps with a notional amount of $7.4 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 38 months at an average fixed rate of 1.86%.

Book Value

The Company’s book value (shareholders’ equity) per share on June 30, 2011 was $26.72, up $0.61, or 2.3%, from the per share book value of $26.11 on March 31, 2011. The increase in book value during the quarter represents changes in MBS and swap values, and accretion from the sale of the Company’s common stock. On a per share basis, the book value at June 30, 2011 consisted of $24.79 of common equity, ($0.03) of retained earnings, $3.47 of unrealized gains on agency securities, and ($1.51) of unrealized losses on interest rate swaps.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday July 27, 2011, to discuss financial results for the second quarter ended June 30, 2011. To participate in the event by telephone, please dial (877) 317-6789 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call. International callers should dial (412) 317-6789. Canada callers should dial (866) 605-3852. A digital replay of the call will be available on Wednesday, July 27, 2011 at approximately 12:00 noon ET through Thursday, August 4, 2011 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10002413. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com. To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe,"”will,” "expect," "intend," "anticipate," "estimate,"”should,” "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Forward-looking statements in this press release include statements about mortgage rates, prepayment rates, investment opportunities, net interest margins and the Company’s long-term return profile. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

- Financial Tables Follow -

Hatteras Financial Corp.
Balance Sheets

(In thousands, except per share amounts)	(Unaudited)
	June 30, 2011	December 31, 2010
Assets

Mortgage-backed securities, at fair value
(including pledged assets of $15,444,263 and $9,089,095 at June 30, 2011	$16,416,897	$9,587,216
and December 31, 2010, respectively)
Cash and cash equivalents	233,213	112,626
Restricted cash	159,469	75,422
Unsettled purchased mortgage-backed securities, at fair value	23,995	49,710
Accrued interest receivable	60,502	37,973
Principal payments receivable	91,268	84,151
Debt security, held to maturity, at cost	15,000	15,000
Interest rate hedge asset	4,137	23,944
Other assets	23,208	20,937
Total assets	$17,027,689	$10,006,979

Liabilities and shareholders’ equity
Repurchase agreements	$14,800,594	$8,681,060
Payable for unsettled securities	23,958	49,774
Accrued interest payable	2,571	3,177
Interest rate hedge liability	117,536	71,681
Dividend payable	75,092	46,116
Accounts payable and other liabilities	1,332	9,687
Total liabilities	15,021,083	8,861,495

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none outstanding at June 30, 2011 and December 31, 2010	–	–
Common stock, $.001 par value, 100,000,000 shares authorized, 75,091,570 and 46,115,990 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	75	46
Additional paid-in capital	1,861,135	1,043,027
Retained earnings	(1,877)	(3,480)
Accumulated other comprehensive income	147,273	105,891
Total shareholders’ equity	2,006,606	1,145,484
Total liabilities and shareholders’ equity	$17,027,689	$10,006,979

Hatteras Financial Corp.
Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three months	Three months	Six months	Six months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Interest income:
Interest income on mortgage-backed securities	$113,188	$63,441	$200,123	$132,382
Interest income on short-term cash investments	331	298	671	575
Interest income	113,519	63,739	200,794	132,957

Interest expense	35,910	23,677	62,104	47,117

Net interest income	77,609	40,062	138,690	85,840

Other income:
Gain on sale of mortgage-backed securities	4,405	–	4,405	1,044

Operating expenses:
Management fee	3,531	2,196	6,623	4,379
Share based compensation	194	347	401	690
General and administrative	746	707	1,305	1,269
Total operating expenses	4,471	3,250	8,329	6,338

Net income	$77,543	$36,812	$134,766	$80,546

Earnings per share - common stock, basic	$1.04	$1.01	$2.01	$2.21

Earnings per share - common stock, diluted	$1.04	$1.01	$2.01	$2.21

Dividends per share	$1.00	$1.10	$2.00	$2.30

Weighted average shares outstanding	74,807,174	36,609,290	67,167,275	36,426,572

Key Statistics
(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Three months ended (unaudited)

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Statement of Income Data
Interest income	$113,519	$87,275	$67,952	$64,024	$63,739
Interest Expense	(35,910)	(26,194)	(24,740)	(24,066)	(23,677)
Net Interest Income	77,609	61,081	43,212	39,958	40,062

Gain on sale of mortgage-backed securities	4,405	–	5,783	6,723	–

Operating Expenses	(4,471)	(3,858)	(3,356)	(3,449)	(3,250)

Net Income	$77,543	$57,223	$45,639	$43,232	$36,812

Earnings per share - common stock, basic	$1.04	$0.96	$0.99	$1.12	$1.01

Earnings per share - common stock, diluted	$1.04	$0.96	$0.99	$1.11	$1.01

Weighted average shares outstanding	74,807	59,442	46,100	38,765	36,609

Distributions per common share	$1.00	$1.00	$1.00	$1.10	$1.10

Key Portfolio Statistics
Average MBS	$14,956,852	$10,883,248	$7,990,536	$6,881,681	$6,591,086
Average Repurchase Agreements	$13,540,291	$9,983,197	$7.326.776	$6,302,601	$6,092,328
Average Equity	$2,016,013	$1,497,223	$1,188,389	$1,001,956	$942,018
Average Portfolio Yield	3.03%	3.20%	3.39%	3.70%	3.85%
Average Cost of Funds	1.06%	1.05%	1.35%	1.53%	1.55%
Interest Rate Spread	1.97%	2.15%	2.04%	2.17%	2.30%
Return on Average Equity	15.39%	15.29%	15.39%	17.26%	15.63%
Average Annual Portfolio Repayment Rate	18.54%	22.44%	31.26%	33.91%	45.08%
Debt to Equity (at period end)	7.4:1	6.1:1	7.6:1	5.6:1	6.2:1
Debt to Additional Paid in Capital at period end)	8.0:1	6.4:1	8.3:1	6.4:1	7.4:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Mortgage-backed Securities Portfolio as of June 30, 2011
(Amounts are unaudited and subject to change)

	MBS	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$11,466,783	$(5,526)	$200,270	$11,661,527	71.0%
Freddie Mac Certificates	4,690,946	(4,771)	69,195	4,755,370	29.0%
Total MBS	$16,157,729	$(10,297)	$269,465	$16,416,897

(dollars in thousands)	% of	Current	Weighted Avg.	Weighted Avg.
Months to Reset	Portfolio	Face value	Coupon	Market Price	Market Value
0-18	6.0%	$948,735	4.31%	$105.74	$1,003,150
19-36	7.1%	1,088,054	4.75%	$106.38	1,157,423
37-60	55.7%	8,781,342	3.47%	$104.04	9,136,269
61-84	30.1%	4,793,781	3.45%	$103.15	4,944,690
85-120	1.1%	169,072	3.98%	$103.72	175,366
Total MBS	100.0%	$15,780,984	3.61%	$104.03	$16,416,898

Repo Borrowings June 30, 2011
(Amounts are unaudited and subject to change)

	June 30,2011
		Weighted Average
	Balance	Contractual Rate
Within 30 days	$14,800,594	0.24%
30 days to 3 months	-	-
3 months to 36 months	-	-
	$14,800,594	0.24%
Hatteras Swap Portfolio as of June 30, 2011
(Amounts are unaudited and subject to change)

		Remaining
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$300,000	4	3.45%
Over 12 months to 24 months	800,000	18	1.90%
Over 24 months to 36 months	1,200,000	31	1.90%
Over 36 months to 48 months	3,800,000	43	1.78%
Over 48 months to 60 months	1,300,000	51	1.65%

Total	$7,400,000	38	1.86%

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, Chief Financial Officer, 336-760-9331
or
CCG Investor Relations
Mark Collinson, Partner, 310-954-1343
www.ccgir.com